Exhibit 99.2

February 13, 2014 18:24 ET

CAMAC Energy Announces Shareholder Approval

HOUSTON, TX--(Marketwired - Feb 13, 2014) - CAMAC Energy Inc. ("CAMAC" or the "Company") (NYSE MKT: CAK) announced that at a special meeting of stockholders held today, all of the proposals presented at the meeting were approved by a significant majority of the minority shareholders of the Company.

Additionally, CAMAC previously declared a special one-time stock dividend (the "Stock Dividend") of 1.4348 shares per share of outstanding common stock payable on February 21, 2014 to all stockholders of record at the close of business on February 13, 2014.

The Company expects its common stock to begin trading on the New York Stock Exchange (NYSE MKT: CAK), and the Johannesburg Stock Exchange (JSE:CME), at the dividend-adjusted price on February 24, 2014, which is also the "ex-dividend" date. Accordingly, stockholders who sell their shares of CAMAC common stock prior to February 24, 2014 are also selling their right to the Stock Dividend with respect to the shares of CAMAC common stock sold. Stockholders contemplating a transaction in CAMAC common stock between the record date and the payment date should consult a financial advisor regarding their entitlement to the Stock Dividend.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in Africa. Its asset portfolio consists of 8 licenses in 3 countries covering an area of 41,000 square kilometers, including production and other projects offshore Nigeria, as well as exploration licenses onshore and offshore Kenya, and offshore Gambia. CAMAC Energy is headquartered in Houston, Texas. For more information, visit www.camacenergy.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company's actual results could differ materially from those anticipated in these forward-looking statements due to a variety of factors, including the Company's ability to successfully drill, complete, test and produce the wells and prospects identified in this release, the securing of necessary regulatory and stockholder approvals and fulfillment of conditions for completion of the transactions described in this release and risk factors discussed in the Company's periodic reports filed with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

CONTACT INFORMATION

CAMAC Energy
1330 Post Oak Blvd., Suite 2250
Houston, TX 77056
www.camacenergy.com

Chris Heath
Director, Corporate Finance and Investor Relations
+1 713-797-2945
chris.heath@camacenergy.com